Exhibit 99.1

Insulet Announces Appointment of Michael Levitz as Chief Financial Officer

BILLERICA, MA, March 30, 2015 - Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced that Michael Levitz will be appointed Insulet’s Chief Financial Officer starting May 4, 2015. Mike will succeed Allison Dorval, who has announced her resignation, effective May 4, 2015, to pursue other professional opportunities and will remain with Insulet through July 3, 2015 to assist with an effective transition.

Mr. Levitz brings more than 15 years of public company financial experience to Insulet, and has helped deliver significant increases in enterprise value and operating performance at several medical device companies. Prior to joining Insulet, Mr. Levitz was the Senior Vice President, Chief Financial Officer and Treasurer of Analogic Corporation, a $500+ million publicly-traded global medical technology company. During Mr. Levitz’s six-year tenure at Analogic, the company’s market capitalization tripled and earnings per share increased by more than 800%.

“Mike has an exceptional work ethic, a strong understanding of the medical device sector and a proven track record of success,” said Patrick Sullivan, President and Chief Executive Officer of Insulet. “I am confident he brings the experience and skills to take the Insulet finance team to the next level. His expertise leading global finance organizations will be valuable to the Company as we continue to grow our U.S. and international diabetes businesses and capitalize on exciting opportunities to leverage Insulet’s drug delivery technology in new therapeutic areas. Our senior leadership team is focused on executing our strategy to position Insulet for sustained accelerated growth over the long-term, and Mike’s extensive public company CFO experience will significantly enhance our capabilities.”

Mr. Sullivan added, “We are grateful to Allison for her many years of service to Insulet. We wish her well in her future endeavors.”

Mr. Levitz said, “I am very pleased to have the opportunity to work with Pat and the Insulet team. I believe the OmniPod is a truly innovative and differentiated drug delivery platform which not only has the potential to continue winning market share across the global insulin pump market, but also to expand meaningfully into additional drug delivery opportunities, positioning Insulet for long-term growth. I look forward to contributing to Insulet’s success.”

Inducement Grant:

Mr. Levitz and the Company have agreed on an employment offer that provides in part that he will be issued on his first day of employment (Start Date) restricted stock units and option grants valued at $1,750,000 in total. The restricted stock unit grant will be valued at $1,172,500 and the number of restricted stock units will be determined by dividing the target value by the closing price of the Company’s common stock on the Start Date. The stock option grant will be valued at $577,500 and will allow Mr. Levitz to purchase that number of shares of the Company’s common stock equal to the target value divided by the product of the Company’s Black-Scholes ratio as of the Start Date multiplied by the closing price of the Company’s common stock on the date of the grant. The exercise price of this stock option will be the closing price of the Company’s common stock on the date of the grant. These restricted stock unit and stock option grants qualify as an employment inducement grant and are not being issued under an equity compensation plan approved by the Company’s stockholders.

About Michael Levitz:

Mr. Levitz is a senior financial executive with extensive experience in the medical technology industry and a proven track record of success. Prior to joining Insulet, from 2009 to 2015, he was the Senior Vice President, Chief Financial Officer and Treasurer of Analogic Corporation, a global provider of medical guidance, diagnostic imaging and threat detection equipment. Previously, during his seven years with Hologic, Inc. and Cytyc Corporation (which merged with Hologic in October 2007), Mr. Levitz served in various capacities including Vice President and Corporate Controller. Mr. Levitz began his career in the high technology audit practice at Arthur Andersen. Mr. Levitz earned his Bachelor of Arts in Business Economics, with emphasis in Accounting, from the University of California Santa Barbara and is a certified public accountant. In 2011, he was a finalist for the Boston Business Journal’s Chief Financial Officer of the Year award.

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and a fully-automated cannula insertion. Insulet's subsidiary, Neighborhood Diabetes, is a leading distributor of diabetes products and supplies, delivered through a high touch customer service model. To read inspiring stories of people with diabetes living their lives to the fullest with OmniPod, visit our customer blog, Suite D: http://suited.myomnipod.com. Founded in 2000, Insulet Corporation is based in Billerica, Massachusetts. For more information, please visit: http://www.myomnipod.com.

Investor Relations and Media Contact:

Deborah R. Gordon
Vice President, Investor Relations and Corporate Communications
(978) 600-7717
dgordon@insulet.com or ir@insulet.com